Exhibit 10.21

EXECUTION VERSION

AMENDED AND RESTATED

FIBER SUPPLY AGREEMENT

by and among

PLUM CREEK MARKETING, INC.,

and

ESCANABA PAPER COMPANY

November 15, 2005

EXECUTION VERSION

AMENDED AND RESTATED FIBER SUPPLY AGREEMENT

THIS AMENDED AND RESTATED FIBER SUPPLY AGREEMENT, (this “Agreement”) dated as November 15, 2005, by and among PLUM CREEK MARKETING, INC., a Delaware corporation (“Seller”) and ESCANABA PAPER COMPANY, a Delaware corporation (“Buyer”), amends and restates the Fiber Supply Agreement, dated as of May 2, 2005 (the “Original Agreement”), by and between ESCANABA TIMBER LLC, a Delaware limited liability company, (“Escanaba Timber”) and Buyer.

RECITALS

WHEREAS, Escanaba Timber and Buyer entered into the Original Agreement, pursuant to which Escanaba Timber sold and Buyer purchased wood fiber located on certain timberlands owned by Escanaba Timber;

WHEREAS, Escanaba Timber and Plum Creek Timberlands, L.P., a Delaware limited partnership (“Timberlands Owner”) have entered into a Real Estate Purchase and Sale Agreement (the “Sale Agreement”), dated as of September 30, 2005, pursuant to which, subject to the terms and conditions thereof, Escanaba Timber has agreed to sell and Timberlands Owner has agreed to purchase all of the timberlands presently owned by Escanaba Timber as described in the Sale Agreement in the Market Region (the “ET Timberlands”);

WHEREAS, Timberlands Owner and Seller have entered into as of the date hereof a Stumpage Agreement pursuant to which Timberland Owner has committed to make available to Seller from the ET Timberlands all of the wood fiber necessary for Seller to satisfy its obligations under this Agreement;

WHEREAS, one of the conditions to the consummation of the purchase and sale contemplated by the Sale Agreement is the assignment and assumption of all of Escanaba Timber’s rights and obligations under the Original Agreement to Seller and the amendment and restatement of the Original Agreement as provided herein, in each case effective as of the closing of the transactions contemplated by the Sale Agreement;

NOW, THEREFORE, in consideration of the mutual covenants described in this Agreement and other good and valuable consideration the receipt and sufficiency of which are acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the respective meanings given to them in the provisions thereof indicated below:

“AAA” shall have the meaning provided in Section 10.14(a).

“AF&PA” shall have the meaning provided in the definition of “Sustainable Forest Practice Standards”.

“Agreement” shall have the meaning provided in the opening paragraph of this Agreement.

“Annual Plan” shall have the meaning provided in Section 2.3(a).

“Annual Volumes” shall have the meaning provided in Section 2.3(b).

“Assumed Volume” shall have the meaning provided in Section 10.2(b).

“Aspen Pulpwood” means pulpwood from aspen.

“Calendar Year” means a full year beginning on January 1 and continuing through December 31 thereof.

“Delivery Distance” means the trucking distance between a harvest site and a Delivery Location (which delivery location is within the Market Region), which is based on the zones described in Article IV hereof.

“Delivered Product Price” shall have the meaning provided in Section 4.1(a).

“Delivery Location” means a delivery point for Products purchased hereunder or Products sold by Seller to an unrelated third party within the Market Region.

“ET Timberlands” means the timberlands owned by Escanaba Timber LLC on the date hereof and as legally described in the Real Estate Purchase and Sale Agreement dated September 30, 2005 by and between Escanaba Timber LLC and Plum Creek Timberlands, L.P.

“Force Majeure” shall have the meaning provided in Section 2.4(a).

“Force Majeure Period” shall have the meaning provided in Section 2.4(c).

“Hardwood Pulpwood” means pulpwood from hardwood species of timber.

“Hemlock Pulpwood” means pulpwood from hemlock.

“Liens” shall have the meaning provided in Section 6.2(b).

“Losses” shall have the meaning provided in Section 6.2(b).

“Market Region” shall mean the Upper Peninsula of Michigan and the eleven air mile area of property commonly known as the “Reciprocity Zone” in the State of Wisconsin. “Mill” shall mean Buyer’s pulp and paper mill located in Escanaba, Michigan.

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 “Mixed Softwood Pulpwood” means all softwood pulpwood other than Pine Pulpwood and hemlock.

“Most Recent Price by Species” shall have the meaning provided in Section 4.1(b).

“New Owner” shall have the meaning provided in Section 10.2(b).

“Objection Notice” shall have the meaning provided in Section 10.2(b).

“Past Due” shall have the meaning provided in Section 4.4.

“Person” shall have the meaning provided in Section 10.1(b).

“Pine Pulpwood” means the following species of timber:  Jack Pine Pulpwood, Red Pine Pulpwood, White Pine Pulpwood and Spruce Pulpwood.

“Price Period” shall have the meaning provided in Section 4.1(b).

“Products” means Softwood Pulpwood, Hardwood Pulpwood,  Aspen Pulpwood and Hemlock Pulpwood.

“Product Category” shall mean any one of the following:  Hardwood Pulpwood, Aspen Pulpwood, Mixed Softwood Pulpwood, Pine Pulpwood, or Hemlock Pulpwood.

“Product Specifications” shall have the meaning provided in Section 2.1.

“Semi-Annual Period” shall mean each January 1 through June 30 and July 1 through December 31 of each calendar year throughout the Term.

“Semi-Annual Pricing Date” shall mean each January 7 and July 7 of each year during the Term.

“Softwood Pulpwood” shall mean Mixed Softwood Pulpwood, Hemlock Pulpwood and Pine Pulpwood.

“Sustainable Forest Practice Standards” shall mean practices substantially in compliance with standards substantially similar to the Sustainable Forestry Initiative of the American Forest and Paper Association (the “AF&PA”) as those standards may be modified by AF&PA from time to time.

“Transfer” shall mean any sale, lease, conveyance, exchange, assignment, hypothecation, disposition, foreclosure or other transfer (excluding the granting of a mortgage or other security agreement), directly or indirectly (whether by agreement, operation of law or otherwise), of all or any portion of the ET Timberlands.

“Term” shall have the meaning provided in Section 5.1.

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“Valuation Consultant” shall mean either George Banzhaf & Company of Milwaukee, Wisconsin or Steigerwaldt Land Services of Tomahawk, Wisconsin, or if such firms are no longer in existence, another reputable, professionally qualified Person meeting all of the following criteria.  Such Person (i) is not an Affiliate of either Seller or Buyer, (ii) during the past two (2) years has not transacted substantial business with either Seller or Buyer, and (iii) does not have less than five (5) years experience relating to sales of timber within the Market Region.  If Seller and Buyer are unable to agree on the Valuation Consultant, an arbitrator selected pursuant to Section 10.14 below shall select such Valuation Consultant.  Seller and Buyer shall provide to the Valuation Consultant such information as the Valuation Consultant shall reasonably request to facilitate the determinations to be made by the Valuation Consultant hereunder.

ARTICLE II

PURCHASE OF PRODUCTS

Section 2.1             Purchase of Softwood Pulpwood, Hardwood Pulpwood and Aspen Pulpwood.  Seller agrees to sell, and Buyer agrees to purchase, receive and pay for, in each calendar year (a “Calendar Year”), the Annual Volumes of Products.  All Products purchased pursuant to this Agreement shall satisfy, respectively, the specifications for the Products set forth in Annex A, as may be modified from time to time in accordance with Section 2.2 (the “Product Specifications”).  For the purposes of this Agreement, a ton shall weigh two thousand (2,000) pounds.

Section 2.2             Modification of Specifications.  Buyer may, from time to time, and upon at least two (2) months prior written notice to Seller, reasonably modify any of the Product Specifications that Buyer applies to substantially all of its Product suppliers to the Mill.  Buyer shall not modify the Product Specifications to set higher standards for Seller than for any such other Products suppliers.  All Products sold by Seller to Buyer following the date the new specifications become effective shall satisfy such modified Product Specifications.  If Product Specifications are modified to set higher standards, the Annual Volumes shall be adjusted downward as deemed reasonably necessary by Seller, and subject to Buyer’s reasonable approval, as a result of said higher standards.

Section 2.3             Annual Plan.

(a)           Prior to September 1 of each Calendar Year during the Term, Seller shall complete and submit to Buyer a written delivery plan with respect to the Products to be made available for purchase by Buyer during the next Calendar Year (the “Annual Plan”).  Said Annual Plan shall include estimates of delivery of the Products by Delivery Distances, month and accumulated into estimated quarterly deliveries.  The Annual Plan shall set forth the quantity of Products Seller intends to make available to Buyer during the next Calendar Year, said quantities to be subject to the terms of Article III.   The parties acknowledge and agree that Escanaba Timber submitted an Annual Plan

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for 2006 that includes the obligation to deliver and sell 535,000 tons of Products to Buyer (the “Original 2006 Plan”).  Pursuant to Article III hereof, Seller and Buyer agree that the Original 2006 Plan will be amended to reduce the volume to be sold and delivered during 2006 to 500,000 tons of Products.

(b)           Buyer shall within 30 days of receipt of said Annual Plan confirm with Seller the volumes of the Products Buyer agrees to purchase from Seller during the next Calendar Year; provided, however, that unless Seller agrees otherwise, Buyer must agree to purchase at least ninety percent (90%) of the volumes set forth in the Annual Plan.  Said agreed upon volumes shall then become in the aggregate the “Annual Volumes” Buyer agrees to purchase and Seller agrees to deliver in the next Calendar Year.

(c)           Following adoption of each Annual Plan (or as adjusted according to Section 2.3(b) above), the parties shall act in good faith and each use their respective reasonable best efforts to implement such Annual Plan in accordance with its terms.  Products shall be delivered throughout the Calendar Year in accordance with the Annual Plan for such year; provided, however, that during any Calendar Year, Seller may vary its deliveries, and Buyer may vary its purchases of Products, subject to Section 4.2 herein, as long as variations in delivery are immaterial and will not impair the operations of the Mill or the operations of Seller on the ET Timberlands.

Section 2.4             Force Majeure .

(a)           For the purposes of this Agreement, the term “Force Majeure” means any cause, condition or event beyond Buyer’s and/or Seller’s reasonable control that delays or prevents either party’s performance of its obligations hereunder, including war, acts of terrorism (which shall not include civil demonstrations), acts of government, acts of public enemy, riots, lightning, fires, explosions, storms, floods, infestation, power failures, other acts of God or nature, labor strikes or lockouts by employees, or other disputes involving either party, an involuntary ceasing of operations at the Mill for a minimum of thirty (30) consecutive days, and other similar events or circumstances; provided, however, that “Force Majeure” shall not include (i) a party’s financial inability to perform (unless such inability is caused by a general suspension of payments by banks in the United States),  (ii) an act, omission or circumstance arising from the negligence or willful misconduct of the party claiming that a Force Majeure event has occurred, or (iii) adverse financial or market conditions.  The parties shall use reasonable best efforts to mitigate the effects of the Force Majeure, and if the cause of Force Majeure can be minimized or remedied, both parties shall use reasonable best efforts to do so promptly.

(b)           Subject to the provisions of this Section 2.4, neither party shall be liable hereunder for a delay in or failure of performance of its obligations hereunder that is caused by Force Majeure.  If Force Majeure results in a reduction, but not a complete cessation, of Buyer’s operations in connection with this Agreement, Buyer shall not reduce its purchases of any Product from Seller in greater proportion than the reduction in Buyer’s purchases of any such Products from all its suppliers of pulpwood to

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the Mill.  Notwithstanding anything contained in this Agreement to the contrary, Force Majeure (other than a general suspension of payments by banks in the United States) shall not excuse Buyer from its obligation to pay, pursuant to the terms of this Agreement, Seller for any quantity of Product delivered by Seller.

(c)           The quantity of any Product otherwise required to be purchased or delivered hereunder shall be reduced as a result of Force Majeure for the period during which such Force Majeure is in effect and continuing (such period, the “Force Majeure Period”), based on the respective quantity for each Calendar Year in which such Force Majeure is in effect, prorated (if applicable) for the portion of such year constituting all or part of such Force Majeure Period.  If the Force Majeure Period is less than 15 days, (i) Buyer shall be required to purchase the volume of Products not purchased during the Force Majeure Period within the next 180 days following the end of the Force Majeure Period, and (ii) Seller shall be required to make available the volume of Products not delivered during the Force Majeure Period within the next 180 days following the end of the Force Majeure Period.  If the Force Majeure Period is more than 14 days, Buyer shall not be required to purchase the volume of Products not purchased during the Force Majeure Period, and Seller shall not be required to make available the volume of Products not delivered during the Force Majeure Period.  Notwithstanding anything contained in this Agreement to the contrary,  Seller shall have the right, but not the obligation, to sell that quantity of the Product Buyer is unable to purchase because of Force Majeure to any third party purchaser or purchasers in the event Force Majeure prevents Buyer from performing hereunder.

(d)           Force Majeure shall not relieve a party of its obligations or liability hereunder unless such party shall give notice (including a reasonable description of such Force Majeure) to the other party as soon as reasonably possible and in any event within fifteen (15) days of the occurrence of such Force Majeure.  Upon request, the party whose obligations were suspended shall provide the other party with a plan for remedying the effects of such Force Majeure.  The party prevented from performing by Force Majeure shall keep the other party advised by written notice of all matters affecting such Force Majeure, and the extent of the delay by reason thereof.  Such party shall notify the other party in writing of the termination of such Force Majeure within three (3) days after such termination.

ARTICLE III

MINIMUM VOLUMES

Section 3.1             Minimum Volumes by Calendar Year.  With respect to the Products to be purchased by Buyer hereunder, Seller shall make available to Buyer in the applicable Annual Plan the following minimum volumes of Products for each Calendar Year during the Term of this Agreement:

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(a)           2005.   From the date hereof through December 31, 2005, 55,000 tons of Hardwood Pulpwood; 7,000 tons of Mixed Softwood Pulpwood; and 9,000 tons of Aspen Pulpwood.

(b)           2006 – 2016.  For the Calendar Years beginning January 1, 2006 and ending December 31, 2016, 500,000 tons.

(c)           2017 – 2019 - To the extent Buyer and Seller mutually agree to extend the Term pursuant to Section 5.2 below, for Calendar Years beginning January 1, 2017 and ending December 31, 2019, 500,000 tons.

ARTICLE IV

PRICE AND DELIVERY TERM

Section 4.1             Prices.

(a)           The price to be paid by Buyer to Seller for the Products sold and purchased hereunder shall be the fair market value thereof as hereinafter determined (the “Delivered Product Price”).  The parties agree that the initial Delivered Product Prices for the Products for the period from the date hereof through December 31, 2005 shall be as set forth in Schedule 4.1.  The Delivered Product Prices for the Products shall be adjusted as of January 1, 2006 and each subsequent July 1 and January 1 thereafter and shall be effective for deliveries first made on July 15 and January 15 of each calendar year.  The parties agree that the Products shall be comprised of five categories:  Hardwood Pulpwood, Aspen Pulpwood, Mixed Softwood Pulpwood, Pine Pulpwood, and Hemlock Pulpwood (each, a “Product Category”).  Each six-month calendar period described in this Section is hereinafter referred to as a “Semi-Annual Period.”

(b)           Not later than January 7, 2006 and each subsequent July 7 and January 7 of each Calendar Year during the Term (or on such date as the parties may mutually agree) (each, a “Semi-Annual Pricing Date”), Seller and Buyer will determine the Delivered Product Price for the ensuing half-year utilizing the process described in this Section.  On or before December 15, 2005 and each subsequent June 15 and December 15 of each Calendar Year of the Term, Seller and Buyer will jointly and mutually agree upon a schedule of standard haul rates by haul zone (the “Standard Haul Pricing Table”).  The Standard Haul Pricing Table to be effective on January 1, 2006 is as follows:

Zone	Miles	Haul Rate
1	0-30	$5.64
2	30-60	$7.45
3	60-90	$9.07
4	90-120	$11.17
5	120-150	$13.09
6	150-180	$14.79
7	180-210	$16.49

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(c)           In addition, not later than each Semi-Annual Pricing Date during the Term, Seller and Buyer will each assemble a table of the volume weighted open market delivered prices and a table of volumes by Delivery Distance for each Product Category (in the case of Seller, the delivered prices Seller received from unrelated third parties, excluding the Annual Volumes, in the immediately preceding Semi-Annual Period for Products produced from the ET Timberlands (or other timberlands owned by Seller or Seller’s affiliated companies in the Market Region as of Sepember 30, 2005)  and delivered in the Market Region for each Product Category and in the case of Buyer, the prices Buyer paid to unrelated third parties, excluding the Annual Volumes, for Products produced from within the Market Region and delivered to any Delivery Location in the immediately preceding Semi-Annual Period) (the “Delivered Price and Volume Tables”).    Buyer shall include all payments made to its suppliers of Products for purposes of its calculations hereunder except for fuel adjustments or snow bonuses, the payments for which are provided for in Section 4.1(h) hereof.  In addition, for purposes of assembling their respective Delivered Price and Volume Tables, each party must include the prices and volumes of any Products sold by Seller and purchased by Buyer in any Semi-Annual Period in excess of the Annual Volumes.  The prices shown in each party’s Delivered Price and Volume Table shall be the weighted average for all volume sold in each Product Category and Zone during the preceding Semi-Annual Period.  An example of a Delivered Price and Volume Table is as follows:

Delivered Prices ($/ton):

Zone	Hardwood	Aspen	Mixed Sftwd	Pine	Hemlock
1	$30.00	$35.00	$40.00	$45.00	$25.00
2	$31.00	$36.00	$41.00	$46.00	$26.00
3		$37.00	$43.00		$27.00
4	$33.00		$44.00	$48.00
5	$35.00		$44.00	$50.00	$29.00
6	$37.00	$41.00		$50.00	$31.00
7	$39.00	$45.00	$50.00	$53.00	$33.00

Volume (in tons)

Zone	Hardwood	Aspen	Mixed Sftwd	Pine	Hemlock
1	1,200	100	1,500	450	300
2	100	600	1,200	650	600
3		1,500	300		900
4	1,500		500	850
5	600		800	950	900
6	200	500		250	600
7	800	60	600	650	300

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(d)           When each party has assembled its internal Delivered Price and Volume Table, each party will deduct the Standard Haul Rate for each Zone from the respective prices for each Product Category to arrive at a pre-haul price for each Product Category in each Zone (the “Road Side Price”).  For each Product Category, each party will then calculate a “Weighted Average Road Side Price” by taking the sum of the volumes times the road side price for each haul zone, divided by the total volume delivered for each product as follows:

(Delivered Price - Haul Rate) x Volume for each zone	=	Weighted Average Road Side
Total Volume in each Product Category		Price in each Product Category

For illustration purposes, using the Delivered Price and Volume Table shown above, the calculations would be as follows:

Roadside Prices:

Zone	Hardwood	Aspen	Mixed Sftwd	Pine	Hemlock
1	$24.36	$29.36	$34.36	$39.36	$19.36
2	$23.55	$28.55	$33.55	$38.55	$18.55
3		$27.93	$33.93		$17.93
4	$21.83		$32.83	$36.83
5	$21.91		$30.91	$36.91	$15.91
6	$22.21	$26.21		$35.21	$16.21
7	$22.51	$28.51	$33.51	$36.51	$16.51
**	$22.71	$27.82	$33.31	$37.28	$17.24

**  Weighted Average Roadside Price by Product

(e)           Not later than each Semi-Annual Pricing Date during the Term, Seller and Buyer will submit to the other their respective Weighted Average Road Side Price for each of the Product Categories.  Seller’s and Buyer’s combined Weighted Average Road Side Price for each Product Category will be computed using a 1/3 weight for Seller’s prices and 2/3 weight for Buyer’s prices, the result of which is hereinafter referred to as the “Combined Road Side Average.”  The Combined Road Side Average for each Product Category will be added to the Haul Rate in each Zone to determine the final Delivered Product Price for each Product Category in each Zone.

(f)            The foregoing notwithstanding, in the event Buyer materially changes the sourcing of Products into its Mill (i.e., purchases five percent (5%) or more of the total Products used at the Mill in any Semi-Annual Period (excluding the

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annual Volumes) from sources outside the Market Region, or uses purchased stumpage to source twenty percent (20%) or more of the total Products Buyer uses at the Mill in any Semi-Annual Period (excluding the Annual Volumes)), the parties agree to examine the method for determining the fair market value for the products sold and purchased hereunder.  If Seller notifies Buyer that Seller reasonably believes than an adjustment to the pricing mechanism is appropriate in light of the foregoing circumstances, Seller and Buyer agree to negotiate in good faith to determine an appropriate adjustment in Buyer’s Delivered Price and Volume Table for the relevant Price Period in an effort to accurately reflect market data for Buyer’s purchases of Products used in its Mill operations.  In the event Seller and Buyer are unable to agree on such an adjustment within 20 days following any such request by Seller, Seller and Buyer shall retain the Valuation Consultant to make any such determination, which determination shall be binding upon the parties.  Buyer agrees to provide to Seller its sourcing percentages periodically upon request.

(g)               Notwithstanding anything herein to the contrary, Seller acknowledges and agrees that as a result of differences, by way of example, in product specifications or pre-sorting requirements imposed by Buyer under this Agreement and those imposed by other purchasers of the same Products from Seller, inclusion of sale prices to other purchasers of such Products with different specifications, pre-sorting requirements or other similar types of differences (including increased prices paid by other customers that incorporate fuel adjustments or snow bonuses, whether or not formally characterized as such) in customer requirements in determining Seller’s Weighted Average Road Side Price would be inappropriate absent an adjustment to the calculation of Seller’s Weighted Average Road Side Price. Amount to reflect the different cost of selling the same Product with different product specifications, pre-sorting requirements or other comparable differences in specifications.  In the event Buyer notifies Seller of any instance where Buyer reasonably believes that such an adjustment is necessary in light of the foregoing circumstances, Buyer agrees to negotiate in good faith with Seller an appropriate adjustment in Seller’s Pricing Amount for the relevant Price Period to reflect such cost differential.  In the event Seller and Buyer are unable to agree on such an adjustment within 20 days following any such request by Buyer, Seller and Buyer shall retain the Valuation Consultant to make any such determination, which determination shall be binding upon the parties.

(h)               In addition to the other amounts payable hereunder, in the event Buyer pays any amounts to any pulpwood supplier to any Delivery Location for fuel adjustments or snow bonuses, Buyer shall make comparable and contemporaneous payments to Seller.  Any such payments made to Seller or any payments made to Seller from other pulpwood customers (whether or not formally characterized as fuel adjustments or snow bonuses) pursuant to this Section 4.1(g) shall not be used in calculating the Delivered Price and Volume Table.

Section 4.2             Pay or Take.

(a)           Seller agrees to sell and deliver, subject to Force Majeure,  and Buyer agrees to purchase, subject to Force Majeure, the Annual Volumes of Products

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to be produced under the direction of Seller during each Calendar Year as determined in Section 2.3 (c).  If for any Calendar Year, Seller fails for any reason other than Force Majeure to tender to Buyer at least ninety percent (90%) of the designated Annual Volumes of Products, Seller will pay Buyer at a rate of $15.00 per ton multiplied by the difference between (x) ninety percent (90%) of the Annual Volumes of Products for the applicable Calendar Year minus (y) the volume of Products actually tendered by Seller during such Calendar Year, as liquidated damages and not as a penalty, and Buyer shall have no further claim for damages on account of such shortfall in the delivery of the Annual Volumes.  Payment shall be made by Seller to Buyer on demand no later than fifteen (15) days from Buyer’s written request for such payment.  Notwithstanding the foregoing, if adverse weather conditions during the last ninety (90) days of any Calendar Year prevent Seller from delivering the Annual Volumes for said Calendar Year, the payments provided for in this Section 4.2(a) shall not apply unless and to the extent said volumes (together with any volumes required with respect to the first quarter of the following Calendar Year) are not delivered on or before March 31 of the following Calendar Year.  Seller shall keep Buyer advised of any such adverse weather conditions and Buyer’s need for additional time to deliver said volumes.

(b)           If for any Calendar Year, Buyer fails for any reason other than Force Majeure to purchase at least ninety percent (90%) of the Annual Volumes of Products from Seller, then Buyer shall pay Seller for the shortage at a rate of $15.00 per ton multiplied by the difference between (x) ninety percent (90%) of the Annual Volumes of Products for the applicable Calendar Year minus (y) the volume of Products actually purchased by Buyer hereunder during such Calendar Year, as liquidated damages and not as a penalty, and Seller shall have no further claim for damages on account of Buyer’s failure to purchase the Annual Volumes.  Payment shall be made by Buyer to Seller on demand no later than fifteen (15) days from Seller’s written request for such payment.

Section 4.3             Delivery Terms.  All Products covered by this Agreement shall be delivered to Buyer F.O.B. to the Mill, Buyer’s Bovine or Trout Lake woodyards or to such other locations in the Market Region as Buyer and Seller may reasonably agree (any such location, a “Delivery Location”).  Risk of loss and title shall pass when the Products are unloaded at the Delivery Location.

Section 4.4             Payment.  Buyer shall pay Seller within fifteen (15) days after the date of delivery for any Products delivered to Buyer, based upon the volume of the Products delivered, as determined by the weight of such Products at the time of delivery.  Payments made after fifteen (15) days from the date of delivery shall be considered past due (“Past Due”).  For payments that are Past Due, Buyer shall pay interest at a rate per annum equal to the daily prime rate as reported in the Wall Street Journal plus four percent (4%) for each day that the payments are Past Due.  Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.  If at any time during the Term there are any payments outstanding to Seller that are Past Due, then, in addition to any other remedies it may have hereunder, Seller may suspend deliveries to Buyer until such time as all Past Due payments have been paid in full.  In such event, Seller shall have no obligation to supply or make up any portion of the Annual Volumes scheduled for delivery and not delivered

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during such suspension and shall in no way be liable to Buyer for any Losses (as defined below in Section 6.2(b)) or payments pursuant to Section 4.2(a) related to any shortfall in delivered volumes of Products arising out of said suspension.

Section 4.5             Disputes.  If the personnel designated by Buyer and Seller with operational responsibility for implementing this Agreement are unable to agree as to any matter set forth in this Article IV then such matter shall be addressed by the executives responsible for timberland management for Seller and wood procurement for Buyer.  If such executives are unable to agree, then such matter shall be determined by an arbitrator pursuant to Section 10.14.

Section 4.6             Compliance with Product Specifications.  If any shipment of any Product fails to satisfy the applicable Product Specifications,   Buyer shall have the right to reject such shipment. Buyer shall notify Seller of any such rejection as soon as reasonably possible.

Section 4.7             Limitation of Warranties.  EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PRODUCTS ARE BEING SOLD “AS IS,” AND SELLER IS NOT MAKING ANY OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (AS DEFINED IN THE DELAWARE UNIFORM COMMERCIAL CODE), ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED, DISCLAIMED AND WAIVED BY BUYER.

ARTICLE V

TERM

Section 5.1             Term.  This Agreement shall expire on December 31, 2016, unless this Agreement is sooner terminated for cause pursuant to Section 9.1 hereof, or unless this Agreement is extended as provided in Section 5.2 (the “Term”).

Section 5.2             Extension of Term.               The Term of this Agreement may be extended for one (1) additional three (3) year term upon the mutual written agreement of each of Buyer and Seller, which extension term shall commence concurrently with the expiration of the initial term, upon the same terms and conditions as contained in this Agreement or on such other terms and conditions as may otherwise be agreed upon by Buyer and Seller.

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ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1             Warranty of Quality.  Seller warrants and covenants that it will act in good faith and use its reasonable best efforts to cause all Products to meet the Product Specifications.

Section 6.2             Ownership of Products.  (a)  Seller warrants and covenants that all Products delivered to Buyer will be free and clear of all Liens (as defined in Section 6.2(b) below).  Seller shall protect, indemnify, defend and hold harmless Buyer against any Losses (as defined in Section 6.2(b) below) incurred or sustained by Buyer arising out of or resulting from any Liens applicable to any of the Products at the time delivered by Seller.

(b)  The term “Liens” means any and all liens, charges, mortgages, deeds to secure debt, pledges, security interests, options of record, adverse claims or other encumbrances of a liquidated amount or which are otherwise statutorily enforceable, other than liens for ad valorem taxes not yet due and payable; provided, however, none of the aforementioned shall constitute a “Lien” in the event the same fails to prevent Seller from performing any of its obligations hereunder.  The term “Losses” means any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims) including, but not limited to, out-of-pocket expenses and reasonable actual attorneys’ and actual accountants’ fees incurred in the investigation or defense of any of the same or in enforcing any of their respective rights hereunder.

Section 6.3             Power and Authority; Enforceability.  Seller represents and warrants that it is a corporation duly organized and validly existing under the laws of the State of Delaware, and that it has all requisite corporate authority to enter into this Agreement and to perform its obligations hereunder.  Seller represents and warrants that this Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally, and (ii) general principles of equity (whether considered at law or in equity).

Section 6.4             Compliance with Laws; Maintenance of Timberlands.  Seller agrees that its performance of this Agreement shall comply in all material respects with applicable state and federal laws and regulations, including, but not limited to, all environmental laws and the Fair Labor Standards Act of 1938, as amended.

Section 6.5             Seller as Independent Contractor.  No relationship of employer and employee, or master and servant, is intended to exist, nor shall any be construed to exist, between Buyer and Seller, or between Buyer and any servant, agent,

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employee, subcontractor or supplier of or to Seller as a result of the parties entering into or performing this Agreement.  Each party hereto shall select and pay its own servants, agents, employees, subcontractors and suppliers, and neither such party nor any of its servants, agents, employees, subcontractors and suppliers shall be subject to any orders, supervision or control of the other party hereto.  The parties acknowledge that this Agreement does not create a partnership, joint venture or any relationship other than a contract between independent parties.

Section 6.6             Buyer Power and Authority; Enforceability.  Buyer represents and warrants that it is a corporation duly organized and validly existing under the laws of the State of Delaware, and that it has all requisite corporate authority to enter into this Agreement and to perform its obligations hereunder. Buyer represents and warrants that this Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally; and (ii) general principles of equity (whether considered at law or in equity).

ARTICLE VII

DEFAULT AND INDEMNIFICATION

Section 7.1             Indemnity.

(a)           Buyer shall in no way be liable for any personal injuries (including death), property damage or other Losses caused by, resulting from, or attributable to, Seller’s performance under this Agreement, the operation of the business of Seller or the acts of any servant, agent, employee, subcontractor or supplier of Seller in connection with this Agreement, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence or intentional misconduct of any of Buyer, its subsidiaries and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers. Seller shall protect, defend, indemnify and hold harmless NewPage Holding Corporation, NewPage Corporation, Buyer, and their respective subsidiaries and affiliates, and each of its and their respective agents, officers, partners, directors, employees, successors and assigns, from and against any claim, demand, cause of action, lawsuit or other Loss arising out or resulting from performance of this Agreement by Seller, or of any servant, agent, employee, subcontractor or supplier of or to Seller, including any Loss based on the strict liability of Buyer except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence or intentional misconduct of any of Buyer, its subsidiaries and other affiliates (other than Seller), or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.

(b)           Seller shall in no way be liable for any personal injuries (including death), property damage or other Losses caused by, resulting from, or

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attributable to, Buyer’s performance under this Agreement, the operation of the business of Buyer or the acts of any servant, agent, employee, subcontractor or supplier of Buyer in connection with this Agreement, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence or intentional misconduct of any of Seller, its subsidiaries and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.  Buyer shall protect, defend, indemnify and hold harmless Seller, and its subsidiaries and other affiliates, including, but not limited to, Timberland Owner, and each of its and their respective agents, officers, partners, directors, employees, successors and assigns, from and against any claim, demand, cause of action, lawsuit or other Loss arising out or resulting from performance of this Agreement by Buyer, or of any servant, agent, employee, subcontractor or supplier of or to Buyer, including any Loss based on the strict liability of Seller, except to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence, or intentional misconduct of any of Seller, its subsidiaries and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.

Section 7.2             Certain Remedies.  Notwithstanding anything in this Agreement to the contrary, Buyer’s sole and exclusive remedies against Seller (following the expiration of any applicable cure period) in the event that Seller breaches its obligation to provide the Annual Volumes of Products required under this Agreement shall be (a) to receive the payment provided pursuant to Section 4.2(a) of this Agreement, and (b) to terminate this Agreement pursuant to Section 9.1 of this Agreement.

ARTICLE VIII

CONSENT TO JURISDICTION

Section 8.1             Consent to Jurisdiction.  In connection with any proceeding initiated by any party under or with respect to this Agreement and the transactions contemplated hereby, each party hereby consents to the jurisdiction of any United States Federal Court sitting in the state of Michigan having jurisdiction in the matter.  Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefor it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1             Termination for Cause.  This Agreement shall immediately terminate if any one of the following events (each, a “default”) has occurred and is continuing on the tenth (10th) day after receipt of notice of an intent to cancel by reason of such default (each, an “Event of Default”):

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(a)           Breach of any term of this Agreement, which breach is not cured within sixty (60) days after receipt of written notice thereof;

(b)           Insolvency or the filing by or against Seller, Timberlands Owner or Buyer of a petition in bankruptcy (which, in the event of an involuntary bankruptcy, is not dismissed within ninety (90) days from the date of its commencement), or appointment by a court of a temporary or permanent receiver, trustee or custodian; or

(c)           If the Mill for any reason ceases all pulping operations for a period that exceeds twelve (12) consecutive months at any time during the Term.

Section 9.2             Effect of Termination.  Termination shall not relieve a defaulting party of any liability to the nondefaulting party for breach of its obligations hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1           Definitions.

(a)           The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  The word “party” or “parties” means a party or the parties to this Agreement, unless preceded by the word “third” or unless the context shall otherwise expressly require.  All references herein to Articles, Sections, Annexes and Exhibits shall be deemed references to Articles and Sections of, and Annexes and Exhibits to, this Agreement unless the context shall otherwise require.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless already expressly followed by such phrase or the phrase “but not limited to.”  The definitions given for terms in this Section 10.1 and in Article I above shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)           Whenever used in this Agreement, the following terms shall have the respective meanings given to them below.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the first Person.  As used in this definition of the term “affiliate,” and elsewhere herein with respect to any affiliate of any Person, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

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“Person” means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

Section 10.2           Assignment by Seller.

Except as provided in this Section 10.2, this Agreement may not be assigned by Seller in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Seller may assign this Agreement (i) to any lender or lenders as security for obligations to such lender or lenders in respect to financing arrangements of Seller or any Affiliate thereof with such lender or lenders, or (ii) upon prior written notice to Buyer, to any Person that is and at all times remains an Affiliate of Seller or that merges or consolidates with or into Seller or that acquires all or substantially all of the ET Timberlands.

Section 10.3           Assignment by Buyer.

Except as provided in this Section 10.3, this Agreement may not be assigned by Buyer in whole or in part.  Notwithstanding the foregoing, at any time during the Term, Buyer may assign this Agreement (a) to any lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Buyer or any affiliate thereof with such lender or lenders, or (b) upon prior written notice to Seller, to any Person that is and at all times remains an Affiliate of Buyer or that merges or consolidates with or into Buyer.  Notwithstanding the foregoing, Buyer shall be obligated, and shall be permitted under this Section 10.3, to assign this Agreement in whole to any Person that acquires all or substantially all of the assets or stock of Buyer.

Section 10.4           Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and personally delivered or sent by regular U.S. certified mail, telecopy or Federal Express (or similar type of overnight delivery) to the applicable party at the address indicated below:

If to Buyer:	Escanaba Paper Company 7100 County 426 M.5 Road Escanaba, Michigan 49829

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With a copy to:	James D. Okraszewski 7100 County 426 M.5 Road Escanaba, Michigan 49829 Telecopier No. 906-789-3276 Telephone No. 906-233-2150

and	Mark Lukacs 7100 County 426 M.5 Road Escanaba, Michigan 49829 Telecopier No. 906-233-3221 Telephone No. 906-233-2600

If to Seller:	Plum Creek Marketing, Inc. 2831 North Lincoln Road Escanaba, Michigan 49829 Attn: Pete Madden Telecopier No. 906-789-9076 Telephone No. 906-789-9130

with a copy to:	Plum Creek Marketing, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 Telecopier No. 206-467-3799 Telephone No. 206-467-3690

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Notice shall be deemed received when (i) hand delivered; (ii) sent, after receipt of confirmation or answer back if sent by telecopy; (iii) five Business Days after deposit in the U.S. mails, postage prepaid, for certified mail; and (iv) one Business Day after delivery to Federal Express (or similar type of overnight delivery), properly addressed to the applicable party.

Section 10.5           Amendment; Waiver.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

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Section 10.6           Entire Agreement.  This instrument constitutes the entire agreement between the parties relating to the subject matter hereof, and there are no agreements, understandings, conditions, representations, or warranties not expressly set forth herein.

Section 10.7           Sovereign Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to the conflicts of laws or choice of law provisions thereof.

Section 10.8           Binding Agreement.  Subject to the provisions of Sections 10.2 and 10.3, this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

Section 10.9           Headings.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, are not a part of this Agreement, and shall not be deemed to affect the meaning or interpretation of this Agreement.

Section 10.10         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 10.11         Annexes and Exhibits.  All annexes, attachments, schedules and exhibits to this Agreement referenced herein are incorporated herein by reference.

Section 10.12         Severability, etc.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable.  Subject to the foregoing provisions of this Section 10.12, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

Section 10.13         No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

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Section 10.14         Arbitration.

(a)           All controversies, disputes, or claims arising among the parties in connection with, or with respect to, any provision of this Agreement which have not been resolved within twenty (20) days after either Buyer, on the one hand, or Seller, on the other hand, has notified the other in writing of such controversy, dispute or claim, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Notwithstanding anything contained in this Section 10.14 or the AAA Commercial Arbitration Rules to the contrary, any arbitrator appointed hereunder to resolve disputes shall be an attorney licensed to practice law in the United States with experience in commercial real estate and the timber and paper industries and shall have expertise appropriate to the dispute.  In addition to the aforementioned qualifications, any arbitrator appointed hereunder to resolve disputes arising out of any Article IV matter shall have a familiarity with the factors taken into account in pricing wood fiber products and shall otherwise be qualified to make the pricing determinations required by Article IV.

(b)           Nothing herein contained shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration, and the prevailing party therein shall be entitled to an award of its reasonable attorneys’ fees and costs.

(c)           Notwithstanding anything contained in this Agreement to the contrary, in the event that any controversy, dispute, or claim exceeds $10,000,000, this Section 10.14 shall not apply.

Except as otherwise provided in this Agreement, this Section shall be interpreted, governed by and enforced in accordance with the United States Arbitration Act, 9 U.S.C. Section 1-14.

Section 10.15         Sustainable Forestry Initiative.  Seller shall cause the harvesting activities on the ET Timberlands to be in accordance with the Sustainable Forestry Initiative during the Term of this Agreement.  From time to time it may be necessary to agree upon a recognized successor or alternative standard to the Sustainable Forestry Initiative, which shall be negotiated in good faith to reflect changes or developments in the evolution of widely accepted industry standards.

Section 10.16         Publicity.  This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval.  However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with applicable laws, governmental rules, regulations or other governmental requirements, or in connection with any financing arrangements of such party.  In such event, the publishing party shall, to the extent

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reasonably practicable, furnish, in advance, a copy of such proposed disclosure, to the other party.

Section 10.17         Estoppel Certificates.  Any party shall, at no cost to the requesting party, from time to time, upon twenty (20) days prior request by the other party(ies), execute, acknowledge and deliver to the requesting party a certificate signed by an officer of the certifying party stating that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications) and the dates through which payments have been made, and either stating that to the knowledge of the signer of such certificate no default exists under this Agreement or specifying each such default to which the signer has knowledge.

Section 10.18         Prevailing Party.  If any party brings any proceeding for the judicial or other interpretation, enforcement, termination, cancellation or rescission of this Agreement, or for damages for the breach thereof, the prevailing party in any such proceeding or appeal thereon shall be entitled to its reasonable attorneys’ fees and court and other reasonable costs incurred, to be paid by the losing party as fixed by the court in the same or a separate proceeding, and whether or not such proceeding is pursued to decision or judgment.

Section 10.19         Original Agreement.  The parties agree that upon execution of this Agreement by the parties hereto, the Original Agreement shall be superseded and replaced in all respects by this Agreement and Escanaba Timber LLC is hereby released from any obligation accruing under the Original Agreement arising after the date hereof, except for the obligation to return the deposit made under Section 4.4 of the Original Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

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PLUM CREEK MARKETING INC.

By:	/s/ Rick R. Holley
Name: Rick R. Holley
Title: President and Chief Executive Officer

ESCANABA PAPER COMPANY

By:	/s/ Peter Vogel

Name: Peter Vogel
Title: President

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